EXHIBIT 99.1
FOR IMMEDIATE RELEASE
STURM, RUGER & COMPANY, INC. ANNOUNCES $20 MILLION
STOCK REPURCHASE PROGRAM
     SOUTHPORT, CONNECTICUT, January 26, 2007—Sturm, Ruger & Company, Inc. (NYSE-RGR), today announced that its Board of Directors authorized a stock repurchase program. The program allows the Company to repurchase up to $20 million of its common stock from time to time in the open market or through privately negotiated transactions.
     Chairman of the Board, Vice Admiral (ret) James E. Service commented, “We have generated significant cash flow through improved management of our assets and this new stock repurchase program gives us the flexibility to take advantage of market opportunities.” Over the last 6 months, the Company has reduced inventory and, as previously announced, the Company has identified and plans to sell non-manufacturing real property assets that appear to have market values substantially in excess of their book values. The Company has started to market these properties in an effort to convert them to cash for the benefit of the shareholders.

About Sturm, Ruger
     Sturm, Ruger was founded in 1949. The Company’s business segments are engaged in the manufacture of the world famous RUGER® brand of sporting and law enforcement firearms and steel investment castings for a variety of customers and end uses. Plants are located in Newport, New Hampshire and Prescott, Arizona. Corporate headquarters is located in Southport, Connecticut.
     The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities and membership organizations, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.